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      CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                               OF
                TURTLEBACK MOUNTAIN GOLD CO., INC.
                      An Arizona Corporation

     Turtleback Mountain Gold Co., Inc., a Corporation formed under the Arizona Corporate Code of the State of Arizona.

     The undersigned, the President and the Secretary of Turtleback Mountain Gold Co., Inc., certify that at a shareholders meeting held on December 31, 1997, and which was called for the purpose of amending the Articles of Incorporation of Turtleback Mountain Gold Co., Inc., an appropriate majority of the holders of shares of each class entitled to vote authorized the following amendment of Article I of the Articles of
Incorporation:

     Article I: The name of the Corporation is:

                     WindStar Resources, Inc.

     Dated this 31st day of December, 1997.

                              TURTLEBACK MOUNTAIN GOLD CO., INC.


                              BY:  /s/ Fred R.  Schmid
                                   Fred R.  Schmid, President


                              BY:  /s/ Richard G.  Steeves
                                   Richard G.  Steeves, Secretary